Exhibit 99.3

Revisione e organizzazione contabile

KPMG S.p.A. Via Vittor Pisani, 25 20124 MILANO MI	Telefono 02 6763.1 Telefax 02 67632445 e-mail: it-fmauditaly@kpmg.it

Board of Directors

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

7 July 2004

Ladies and Gentlemen,

We have audited the balance sheets of Novuspharma S.p.A. (the “Company”) as of December 31, 2003 and 2002, and the related statements of operations, shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and for the period from January 1, 1999 to December 31, 2003 and issued our auditors’ report thereon dated March 12, 2004. We have additionally audited the balance sheets of Novuspharma S.p.A. as of December 31, 2002 and 2001, and the related statements of operations, shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and for the period from January 1, 1999 to December 31, 2002 and issued our auditors’ report thereon dated June 23, 2003, which was reissued on August 6, 2003 for the inclusion in the Amendment No 1 to the Cell Therapeutics, Inc. Form S-4 filing of the unaudited June 30, 2003 figures. Such audits were conducted in accordance with auditing standards generally accepted in the United States of America, subject to paragraph below.

As a result of certain non-audit services provided by KPMG Fides Fiduciaria S.p.A. to Novuspharma S.p.A., consisting of payroll data processing services, we have concluded that our audit reports dated March 12, 2004, August 6, 2003 and June 23, 2003 (collectively, the “Reports”) should no longer be relied upon to the extent that such Reports imply that KPMG S.p.A. was, at the time those audits were conducted, in compliance with U.S. independence requirements.

We point out the following:

■	we are unaware of any misstatement in the Company financial statements which were the subject of our audits and Reports;

■	KPMG Fides Fiduciaria S.p.A. and KPMG S.p.A. are separate Italian limited liability companies with different partners, management, staff and shareholders and no one from KPMG S.p.A. participated in the data processing services provided by KPMG Fides Fiduciaria S.p.A.;

Board of Directors

Cell Therapeutics, Inc.

Letter dated 7 July 2004

■	the payroll data processing services in question provided by KPMG Fides Fiduciaria S.p.A. did not involve the exercise of judgement by KPMG Fides Fiduciaria S.p.A.;

■	in two of the three years for which KPMG S.p.A. audited the financial statements of the Company, the amount that the Company was charged by KPMG Fides Fiduciaria S.p.A. for the payroll data processing services was a small fraction of the amount of fees received for audit services performed by KPMG S.p.A.;

■	we are not going to take any action with respect to the audit reports issued under Italian general accepted auditing standards on the statutory financial statements of Novuspharma S.p.A. as in our opinion the above independence issue is not considered as infringing the Italian independence requirements.

We request that you advise those persons who have received a copy of the Reports, and who you believe are relying on financial statements listed above and related Reports, or who are likely to rely upon the financial statements listed above and the related Reports, of our notification to you that the Reports should no longer be relied upon to the extent that such Reports state or imply that KPMG S.p.A. was, at the time those audits were conducted, in compliance with U.S. independence requirements. We request that you supply us with copies of any notifications you make pursuant to the request in this paragraph.

Very truly yours,

/s/    KPMG S.p.A.